Exhibit 10.30(c)
AMENDMENT NO. 3 TO
FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 3 TO FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is made and entered into as of March 29, 2012, by and between INNOTRAC CORPORATION, a Georgia corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to Wachovia Bank, National Association (“Bank”).

BACKGROUND STATEMENT

A.           Borrower and Bank are parties to the Fourth Amended and Restated Loan and Security Agreement, dated March 27, 2009, as amended by Amendment No. 1 to Fourth Amended and Restated Loan and Security Agreement, dated as of May 14, 2010, and Amendment No. 2 to Fourth Amended and Restated Loan and Security Agreement, dated as of March 30, 2011 (as the same now exists and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Loan Documents”).

B.           Borrower has requested that the Bank amend certain provisions of the Loan Agreement as hereinafter set forth, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and Bank agree as follows:

1. Definitions.

(a) Interpretation.  Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Loan Agreement.

(b) Additional Definitions.  As used herein, the following terms shall have the following meanings given to them below, and the Loan Agreement is hereby amended to include, in addition and not in limitation, the following:

(i) “Adjusted Specified Excess Availability Amount” shall mean, at any time, the amount equal to the Specified Excess Availability Amount at such time plus $1,000,000.

(ii) “Amendment No. 3” shall mean Amendment No. 3 to Fourth Amended and Restated Loan and Security Agreement, dated as of March 29, 2012, by and between Borrower and Bank.

(iii)  “Amendment No. 3 Effective Date” shall the first date on which all of the conditions precedent to the effectiveness of Amendment No. 3 shall have been satisfied or shall have been waived by Bank.

(iv) “Amendment No. 3 Equipment Appraisal” shall mean the written appraisal of the Equipment of Borrower received by Bank following the Amendment No. 3 Effective Date.

(v) “Bank Product” means any one or more of the following financial products or accommodations extended to Borrower by Bank: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), or (f) Cash Management Services.

(vi) “Bank Product Agreement” means those agreements entered into from time to time by Borrower with Bank in connection with the obtaining of any of the Bank Product, including, without limitation, all Cash Management Documents.

(vii) “Bank Product Obligations” means all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower to Bank pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

(viii) “Bank Product Reserve Amount” means, as of any date of determination, the dollar amount of Reserves that Bank has determined it is necessary or appropriate to establish (based upon Bank’s reasonable determination of their credit and operating risk exposure to Borrower in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

(ix) “Cash Management Documents” means the agreements governing each of the Cash Management Services of Bank utilized by Borrower, which agreements shall currently include the Master Agreement for Treasury Management Services, the related “Acceptance of Services”, and the “Service Description” governing each such treasury management service used by Borrower, and all replacement or successor agreements which govern such Cash Management Services of Bank.

(x) “Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

(xi) “Covenant Threshold” means Excess Availability of not less than the Adjusted Specified Excess Availability Amount on any day.

(xii) “Eligible Equipment” shall mean Equipment owned by Borrower and included in the Amendment No. 3 Equipment Appraisal, which Equipment is in good order, repair, running and marketable condition (ordinary wear and tear excepted), located at premises owned and operated by Borrower and acceptable to Bank in all respects.  In general, Eligible Equipment shall not include: (a) Equipment at premises other than those owned or leased and controlled by Borrower, except as to premises that are leased by Borrower, only if Bank shall have received a collateral access agreement from the owner and lessor of such premises in form and substance satisfactory to Bank; (b) Equipment subject to a security interest or lien in favor of any person other than Bank except those permitted in this Agreement (but without limiting the right of Bank to establish any Reserves with respect to amounts secured by such security interest or lien in favor of any Person even if permitted herein); (c) Equipment which is not located in the continental United States of America; (d) Equipment which is not subject to the first priority, valid and perfected security interest of Bank; (e) worn-out obsolete, damaged or defective Equipment or Equipment not used or usable in the ordinary course of business of Borrower as conducted on the Amendment No. 3 Effective Date; (f) computer hardware (other than to the extent attached to Equipment); (g) fixtures; (h) Equipment which is leased; or (i) tooling. Any Equipment which is not Eligible Equipment shall nevertheless be part of the Collateral.

(xiii) “Equipment Availability Effective Date” shall mean the first date of the first month (which shall in no event be earlier than June 1, 2012) that each of the following conditions precedent have been satisfied as determined by Bank: (a) Bank shall have received, at Borrower’s expense, the Amendment No. 3 Equipment Appraisal, in form, scope and methodology acceptable to Bank and performed by an appraiser acceptable to Bank, addressed to Bank and upon which Bank is expressly permitted to rely; and (b) no Default or Event of Default shall exist or have occurred and be continuing.

(xiv) “Equipment Availability” shall mean the amount equal to the lesser of (a) $1,800,000 or (b) the amount equal to eighty (80%) percent of the Net Orderly Liquidation Value of the Eligible Equipment on the Equipment Availability Effective Date; provided, that, (i) on the first day of the first month after the Equipment Availability Effective Date and on the first day of each month thereafter, the Equipment Availability shall be reduced by the amount equal to (x) the amount of the Equipment Availability on the Equipment Availability Effective Date, divided by (y) sixty (60), and (ii) the Equipment Availability may be further reduced in Bank’s discretion to reflect that the Net Orderly Liquidation Value of the Eligible Equipment as set forth in any acceptable appraisal thereof performed and received by Bank after the Amendment No. 3 Equipment Appraisal is less than the outstanding principal amount of the Loan based on Equipment Availability on the date of such subsequent appraisal.

(xv) “Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related “Acceptance of Services”, and the “Service Description” governing each Cash Management Service used by Borrower.

(xvi) “Net Orderly Liquidation Value” shall mean, as to the Equipment of Borrower, at any time, the value of such Equipment that is estimated to be recoverable in an orderly liquidation of such Equipment, net of all commissions, fees, discounts, costs and expenses contemplated in connection with such liquidation, as set forth in the most recent appraisal of such Equipment delivered to Bank in accordance with this Agreement, which appraisal shall be in form, scope and methodology acceptable to Bank and performed by an appraiser acceptable to Bank, addressed to Bank and upon which Bank is expressly permitted to rely.

(xvii) “Specified Excess Availability Amount” shall have the meaning set forth in Section 7.3 hereof.

(c) Amendments to Definitions

(i) The definition of “Applicable Margin” set forth in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Applicable Margin’ means, at any time of determination by Bank, as to any Base Rate Loan or LMIR Loan (other than, in each case, the Loan based on Equipment Availability), the relevant percentage below corresponding to Borrower’s Average Excess Availability set forth below:

Tier	Average Excess Availability	Base Rate Loans	LMIR Loans
I	< $5,000,000	2.50%	3.50%
II	> $5,000,000 but < $10,000,000	2.25%	3.25%
III	> $10,000,000	2.00%	3.00%

provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter and shall remain in effect until adjusted for the next fiscal quarter, (ii) each adjustment of the Applicable Margin shall be effective as of the first day of each fiscal quarter based on the Average Excess Availability for the immediately preceding fiscal quarter.  The Applicable Margin for the portion of the Loan based on Equipment Availability that is a Base Rate Loan shall be three (3%) percent per annum and the Applicable Margin for the portion of the Loan based on Equipment Availability that is a LMIR Loan shall be four (4%) percent per annum.  In the event that at any time after the end of a fiscal quarter the Average Excess Availability for such fiscal quarter used for the determination of the Applicable Margin is different than the actual amount of the Average Excess Availability for such fiscal quarter as a result of the inaccuracy of information provided by or on behalf of Borrower to Bank for the calculation of Average Excess Availability, the Applicable Margin for such prior fiscal quarter shall be adjusted to the applicable percentage based on such actual Average Excess Availability and any difference in the amount of interest for the applicable period as a result of such recalculation shall be, in the case of additional interest to be paid, promptly paid to Bank, or in the case of excess interest paid, reimbursed to Borrower.  The foregoing shall not be construed to limit the rights of Bank with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.  Nothing in this paragraph shall limit Bank’s rights to impose the Default Rate under Section 2.8 of this Agreement, if applicable.”

(ii) Borrowing Base.  The definition of “Borrowing Base” set forth in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Borrowing Base’ means, on any date of determination thereof, an amount equal to:

(a)  up to eighty-five (85%) percent of the total amount of Eligible Accounts, plus

(b)  the lesser of (a) $2,000,000 or (b) up to fifty (50%) percent of the total amount of Eligible Inventory; plus

(c)  from and after the Equipment Availability Effective Date, the Equipment Availability, minus

(d)  any Reserves.”

(iii) Fixed Charges. The definition of “Fixed Charges” set forth in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Fixed Charges’ shall mean, as to any Person, with respect to any period, the sum of, without duplication, (a) the cash portion of Interest Expense during such period, plus (b) all unfinanced Capital Expenditures during such period, plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments in respect of Debt for borrowed money during such period (excluding for this purpose any payments in respect of the Loans during such period but including for this purpose regularly scheduled reductions in the Equipment Availability during such period) and principal payments in respect of Debt with respect to Capital Leases during such period (and without duplicating items (a) and (c) of this definition, the interest component with respect to Debt under Capital Leases during such period), plus (d) all dividends and other distributions, and repurchases and redemptions, in respect of capital stock paid in cash or other immediately available funds during such period, plus (e) all income taxes paid during such period in cash.”

(iv) Obligations.  The definition of “Obligations” set forth in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Obligations’ means all obligations now or hereafter owed to Bank or any Affiliate of Bank by Borrower, whether related or unrelated to the Loans, this Agreement or the Loan Documents, including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loans, Bank Product Obligations, Letter of Credit Obligations for outstanding Letters of Credit, obligations for banker’s acceptances issued for the account of Borrower or its Subsidiaries, amounts paid by Bank under Letters of Credit or drafts accepted by Bank for the account of Borrower or its Subsidiaries, together with all interest accruing thereon, including any interest on pre-petition Debt accruing after bankruptcy, all existing and future obligations under any Swap Agreements between Bank or any Affiliate of Bank and Borrower whenever executed (including obligations under Swap Agreements entered into prior to any transfer or sale of Bank’s interests hereunder if Bank ceases to be a party hereto), all fees, all costs of collection, attorneys’ fees and expenses of or advances by Bank which Bank pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any Collateral, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re-incurred.”

(v) Reserves.  The definition of “Reserves” set forth in the Loan Agreement is hereby amended by deleting clause (a) of such definition in its entirety and replacing it with the following:

“(a) reserves for Bank Product Obligations (up to Bank Product Reserve Amount) and reserves for Swap Agreement Obligations.”

2. Financial Covenants.  Section 7 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“7.  Financial Covenants. Borrower covenants and agrees that from the date hereof and until payment in full of the Obligations and the termination of this Agreement, Borrower and each Subsidiary shall comply with the following covenants:

7.1  Fixed Charge Coverage Ratio.

(a)  Subject to clause (b) below, Borrower and its Subsidiaries, on a consolidated basis, shall maintain, as of the end of each fiscal month (commencing with the month ending March 31, 2012), a Fixed Charge Coverage Ratio of not less than 1.10: 1.0 for the immediately preceding period of twelve (12) consecutive fiscal months for which Bank has received financial statements of Borrower and its Subsidiaries in accordance with Section 5.6 hereof.

(b)  Notwithstanding the provisions of clause (a) above, the Fixed Charge Coverage Ratio shall not be tested by Bank so long as (i) Borrower maintains the Covenant Threshold, and (ii) no Default or Event of Default shall have occurred and be continuing.  Immediately at such time as Borrower shall either breach the Covenant Threshold or any Default or Event of Default shall have occurred and be continuing, the Fixed Charge Coverage Ratio shall be tested by Bank as of the end of the most recently ended fiscal month for which Borrower shall have been required to deliver financial statements pursuant to Section 5.6 hereof and for which such financial statements have actually been delivered to Bank.  If because Borrower has not yet delivered such financial statements in accordance with Section 5.6 hereof, the commencement of testing of the Fixed Charge Coverage Ratio shall result in a test of such Fixed Charge Coverage Ratio based on a fiscal month ended at, or within, 30 days prior to the date of the breach of the Covenant Threshold, or the occurrence of such Default or Event of Default, as applicable, then testing of the Fixed Charge Coverage Ratio shall continue as of each fiscal month end until the Covenant Threshold has been attained by Borrower for a period of one full fiscal month after the breach of the Covenant Threshold, or the waiver or cure of such Default or Event of Default, as applicable.  If the commencement of testing of the Fixed Charge Coverage Ratio shall result in a testing of the Fixed Charge Coverage Ratio based as of a fiscal month ended more than 30 days prior to the date of the breach of the Covenant Threshold, or the occurrence of such Default or Event of Default, as applicable, then the Fixed Charge Coverage Ratio shall be tested for both the latest fiscal month with regard to which Bank has received Borrower’s financial statements and, thereafter, upon Bank’s receipt of Borrower’s financial statements for each subsequent fiscal month until Bank shall have received (x) the Borrower’s financial statements for the fiscal month during which the breach of the Covenant Threshold, Default or Event of Default, as applicable, shall have occurred and (y) until the Covenant Threshold has been attained by Borrowers for a period of one full fiscal month after the breach of the Covenant Threshold, or the waiver or cure of such Default or Event of Default, as applicable.  Notwithstanding the limitation on testing of the Fixed Charge Coverage Ratio as provided in this Section, Borrower shall calculate and report the Fixed Charge Coverage Ratio as of the end of each fiscal month with delivery of each set of monthly financial statements delivered under Section 5.6 hereof.

7.2   Capital Expenditures.  Borrower shall not permit the aggregate amount of Capital Expenditures of Borrower and its Subsidiaries to exceed: (a) $6,000,000 during the fiscal year of Borrower ending on or about December 31, 2012 or (b) $3,500,000 during any other fiscal year of Borrower; provided, that, with respect to any fiscal year other than the fiscal year of Borrower ending on or about December 31, 2012: (i) in the event that the actual amount of Capital Expenditures of Borrower and its Subsidiaries during such fiscal year is less than the amount permitted hereunder, Capital Expenditures may be made in the immediately succeeding fiscal year in the amount equal to the amount permitted to be made during such fiscal year plus one hundred (100%) percent of such excess amount from the immediately preceding fiscal year (rounded to the nearest $100,000), and (ii) any Capital Expenditures made in such fiscal year shall be deemed to be made first from the excess amount from the immediately preceding fiscal year and then to the applicable limitation for such fiscal year.

7.3  Minimum Excess Availability.  Borrower shall maintain Excess Availability at all times in an amount of not less than $3,000,000 (the “Specified Excess Availability Amount”); provided, that, (a) the Specified Excess Availability Amount shall be reduced to $2,500,000 in the event that (i) Borrower and its Subsidiaries, on a consolidated basis, shall maintain for three (3) consecutive fiscal months a Fixed Charge Coverage Ratio equal to or greater than 1.2: 1.0 for the immediately preceding period of twelve (12) consecutive fiscal months for which Bank has received financial statements of Borrower and its Subsidiaries in accordance with Section 5.6 hereof, and (ii) Bank shall have received, in form and substance satisfactory to Bank, Projections demonstrating that Borrower and its Subsidiaries, on a consolidated basis, are projected to maintain as of the end of the immediately following three (3) consecutive fiscal months a Fixed Charge Coverage Ratio equal to or greater than 1.2: 1.0 for the immediately preceding period of twelve (12) consecutive fiscal months, and (b) in the event that the Specified Excess Availability Amount is reduced to $2,500,000 in accordance with clause (a) to this proviso, the Specified Excess Availability Amount shall be increased to $3,000,000 in the event that Borrower and its Subsidiaries, on a consolidated basis, shall have at the end of any fiscal month a Fixed Charge Coverage Ratio of less than 1.1: 1.0 for the immediately preceding period of twelve (12) consecutive fiscal months for which Bank has received financial statements of Borrower and its Subsidiaries in accordance with Section 5.6 hereof.”

“7.4   [Intentionally Deleted].”

3. Amendment Fee; Reimbursement of Expenses.  In addition to all other fees, charges, interest and expenses payable by Borrower to Bank under the Loan Agreement and the other Loan Documents, Borrower shall pay to Bank an amendment fee in the amount of $15,000 (the “Amendment Fee”), which fee shall be fully earned and payable on the date hereof.  Bank may, at its option, charge the Amendment Fee to the loan account of Borrower maintained by Bank.  Borrower agrees to reimburse the Bank, on demand, for all costs and expenses, including, without limitation, legal fees, incurred by Bank in connection with the drafting, negotiation, execution, closing and execution of the transactions contemplated by this Amendment.

4. Conditions Precedent.  This Amendment shall become effective only upon the satisfaction of each of the following conditions precedent, in a manner satisfactory to Bank:

(a) Borrower shall have reimbursed Bank for all of Bank’s outstanding legal fees and expenses incurred in connection with this Amendment in immediately available funds;

(b) Bank shall have received, in form and substance satisfactory to Bank, all consents, waivers, acknowledgments and other agreements from third persons which Bank may reasonably deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Amendment and the other Loan Documents; and

(c) Bank shall have received this Amendment, duly authorized, executed and delivered by Borrower and Obligor.

5. Representations and Warranties.  Borrower hereby represents and warrants to Bank as follows, which representations and warranties are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Loan Documents, being a continuing condition of the making of Loans by Bank to Borrower:

(a) as of the date of this Amendment and after giving effect hereto, no Default or Event of Default exists under the Loan Documents;

(b) the representations and warranties of Borrower contained in the Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof;

(c) the execution, delivery, and performance by Borrower of this Amendment and the consummation of the transactions contemplated hereby are within the corporate power and authority of Borrower and have been duly authorized by all necessary corporate action on the part of Borrower, do not require any governmental approvals, do not violate any provisions of any applicable law or any provision of the organizational documents of Borrower, and do not result in a breach of or constitute a default under any agreement or instrument to which Borrower are parties or by which they or any of their properties are bound;

(d) this Amendment constitutes the legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms (subject to bankruptcy, insolvency, reorganization, arrangement moratorium or other similar laws relating to or affecting the rights of creditors generally and general principles of equity); and

(e) Borrower has freely and voluntarily agreed to the releases and undertakings set forth in this Amendment.

6. No Novation.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Loan Agreement and the other Loan Documents are hereby ratified and affirmed and remain in full force and effect.  Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan Documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof, except as expressly modified by this Amendment.

7. Release. To induce the Bank to enter into this Amendment, Borrower hereby releases, acquits, and forever discharges Bank and its respective officers, directors, attorneys, agents, employees, successors, and assigns, from all liabilities, claims, demands, actions, or causes of action of any kind (if there be any), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, that any one or more of them now have or, prior to the date hereof, ever have had against Bank, whether arising under or in connection with any of the Loan Documents or otherwise, and Borrower covenants not to sue at law or at equity Bank with respect to any of the foregoing liabilities, claims, demands, actions, or causes of action (if there be any).  Borrower hereby acknowledges and agrees that the execution of this Amendment by Bank shall not constitute an acknowledgment of or admission by Bank of the existence of any claims or of liability for any matter or precedent upon which any claim or liability may be asserted.  Borrower further acknowledges and agrees that, to the extent any such claims may exist, they are of a speculative nature so as to be incapable of objective valuation and that, in any event, the value to Borrower of the agreements of Bank contained in this Amendment and any other documents executed and delivered in connection with this Amendment substantially and materially exceeds any and all value of any kind or nature whatsoever of any such claims. Borrower further acknowledges and agrees Bank is in no way responsible or liable for the previous, current or future condition or deterioration of the business operations and/or financial condition of Borrower and that Bank has not breached any agreement or commitment to loan money or otherwise make financial accommodations available to Borrower or to fund any operations of Borrower at any time.  Borrower represents and warrants to Bank that Borrower has not transferred or assigned to any Person any claim, demand, action or cause of action that Borrower has or ever had against Bank.

8. Miscellaneous. This Amendment constitutes the entire understanding of the parties with respect to the subject matter hereof; shall be governed by and construed in accordance with the internal laws of the State of Georgia; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be executed and then delivered via facsimile transmission, via the sending of .pdf or other copies thereof via email and in one or more counterparts, each of which shall be an original but all of which taken together shall constitute one and the same instrument.  A default by Borrower under this Amendment shall constitute an Event of Default under the Loan Agreement and the other Loan Documents.

[signatures set forth on the next page]

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrower and Bank as of the day and year first above written.

BORROWER:

INNOTRAC CORPORATION

By:	/s/ George M. Hare
Name: George M. Hare
Title: Sr. Vice President Chief Financial Officer

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Jeanette Childress
Name: Jeanette Childress
Title: Vice President